Exhibit 10.17

THE READER’S DIGEST ASSOCIATION, INC.
READER’S DIGEST ROAD
PLEASANTILLE, NY 10570-7000

MARY G. BERNER President and CEO	TELEPHONE: (914) 244-5105 FAX: (914) 244-7555 mary_berner@rd.com

March 20, 2007

Michael Geltzeiler

61 Rockwell Road

Ridgefield, CT 06877

Dear Mike:

This letter (the “Agreement”) serves to confirm those payments and benefits that you will receive in consideration of your agreement to waive your participation in The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management, The Reader’s Digest Association, Inc. 2006 Income Continuation Plan for Senior Management (the “ICPs”), your agreement to cancel that certain agreement between you and The Reader’s Digest Association, Inc. (the “Company”) dated December 18, 2001 providing for certain benefits upon your termination of employment (the “Termination Agreement”), your agreement to waive participation in The Reader’s Digest Association, Inc. Severance Plan and in any and all successors to such plan and any other Company plan or policy respecting severance and/or separation pay or benefits (all such plans are referred to herein as the “Severance Plans”) and your agreement to the non-compete and non-solicitation restrictions stated below.

Within 20 days of the execution of this Agreement, the Company will pay you in a single lump sum $1,200,000. In consideration and exchange for this payment you agree to waive your participation in the ICPs, cancel the Termination Agreement and waive your right to participate in the Severance Plans, all effective on the date payment is received. You also acknowledge and agree that no conditions exist currently that would constitute a Constructive Termination under the ICPs, that this Agreement does not constitute a Constructive Termination under the ICPs and that you waive any right you may have to declare a Constructive Termination under the ICPs.

Within 20 days of the execution of this Agreement, the Company will also:

1.                                       Pay you in a single lump sum $1,300,000 (the “Non-Compete Advance”);

2.                                       Make an additional Contribution Credit (the “Supplemental Contribution Credit”) to your account under The Reader’s Digest Association, Inc. Executive Cash Balance Plan (the “Executive Cash Balance Plan”) equal to $240,000; and

3.                                       Credit you with 9.000 additional years of service for purposes of determining your vesting under Section 4.2 of the Executive Cash Balance Plan (the “Supplemental Service Credit”); provided, that such Supplemental Service Credit shall apply only to your balance under the Executive Cash Balance Plan as determined immediately following the addition of the Supplemental Contribution Credit above together with any Investment Adjustments (as such term is defined in the Executive Cash Balance Plan) thereon.

In consideration and exchange for the Non-Compete Advance, the Supplemental Contribution Credit and the Supplemental Service Credit, you agree: (a) not to render any services at any time during the 24-month period after your termination of employment with the Company and its affiliates for any organization, or to engage, directly or indirectly, in any business which is competitive with the Company or its affiliates, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with the interests of the Company or its affiliates, provided, however, that the only organizations and businesses which shall be covered by this non-compete restriction shall be those set forth on Exhibit A hereto and (b) not to directly or indirectly, solicit or hire any non-clerical employee of the Company or its affiliates during the 12-month period after your termination of employment with the Company; provided, however, the foregoing will not apply to any individual hired as a result of such individual’s response to a general solicitation (such as a newspaper, radio, television or internet advertisement or by an independent employment agency) not specifically directed at such individual. Should the Company determine that you are in breach of any aspect of these non-compete and/or non-solicitation restrictions, you agree to repay to the Company within 10 business days of receiving written notice from the Company, the Non-Compete Advance, the Supplemental Contribution Credit and the value of the Supplemental Service Credit (including the value of any Investment Adjustments thereon), as determined by the Company in its discretion.

The Company believes that the payments and benefits made to you under this Agreement will not result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or the additional income tax imposed under Section 409A of the Code. However, in the event that an excise tax under Section 4999 of the Code is imposed on you based on the payments and benefits made to you under this Agreement, the Company agrees to provide you with a tax gross up equal to the tax gross up that would have been provided had the payments and benefits been made pursuant to The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management under the same terms and conditions. In the event that any additional tax is imposed on you under Section 409A of the Code, including any interest and penalties related thereto, as a result of the payments and benefits made to you under this Agreement, you shall be entitled to a full gross-up payment, on an after-tax basis, with respect to such taxes, interest and penalties in accordance with the terms of Exhibit B hereto.

The Company agrees to (i) reimburse you (within ten (10) days following the Company’s receipt of an invoice from you) for any legal fees and reasonable expenses incurred in the negotiation and documentation of this Agreement and (ii) agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from you), to the fullest extent permitted by law, all legal fees and expenses that you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, yourself or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements, or understandings, written or oral, relating to the subject matter hereof, including, but not limited to, the ICPs, the Termination Agreement and the Severance Plans. The Company may withhold from any payments under this Agreement all federal, state, local or other applicable taxes as shall be required pursuant to any law or governmental regulation or ruling. In the event of your death while any amounts are still payable to you under this Agreement, the Company shall pay all such unpaid amounts to your designated beneficiary or, if none has been designated, to your estate.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the consent of the other party.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within that State. The parties hereby agree and consent to exclusive jurisdiction of any dispute under this Agreement in the federal or state courts of Westchester County in New York State.

Very truly yours,

The Reader’s Digest Association, Inc.

			By:	/s/ Mary G. Berner
				Name:	Mary G. Berner
				Title:	President and CEO
Agreed to and accepted as of /I/, 2007

By:	/s/ Michael Geltzeiler
	Name:	Michael Geltzeiler
	Title:	SVP and Chief Financial Officer